Exhibit 99.1

(1)          On October 7, 2011, PLASE HT, LLC (“PLASE”) purchased an aggregate of 5,126,413 shares of common stock (the “Common Stock”) of Hughes Telematics, Inc. (the “Issuer”) in a private placement pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of October 7, 2011, among the Issuer, PLASE and the other purchasers identified therein, in exchange for the cancellation of approximately $23,592,937.40 million in debt extended by PLASE to the Issuer pursuant to (a) the Amended and Restated Credit Agreement, dated as of April 9, 2008, by and among the Issuer, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent and the lenders named therein at an exchange price of $4.10 per share, and (b) the Second Lien Credit Agreement, dated as of December 17, 2009, by and among the Issuer, PLASE, as administrative agent and collateral agent, and the lenders named therein at an exchange price of $4.80 per share.  Following the closing of the purchase transaction, PLASE is the owner of record of 8,529,406 shares of Common Stock, which includes 2,110,333 shares of Common Stock held in escrow in connection with the merger of a company formerly named Hughes Telematics, Inc. into the Issuer, and beneficially owns an additional 3,000,000 shares of Common Stock issuable upon exercise of a warrant held by PLASE.  The amount reported as beneficially owned following the purchase transaction also includes an aggregate of 53,814,291 shares of Common Stock owned of record by Communications Investors LLC (“Communications Investors”), including shares held by Communications Investors as a fiduciary for Apollo German Partners V GmbH & Co. KG (“German V”) with respect to German V’s investment in the Issuer.

Apollo Investment Fund V (PLASE), L.P. has been delgated management authority over PLASE, including the authority to make investment decisions and vote the securities held by PLASE.  Apollo Verwaltungs V GmbH (“Apollo German GP”) is the general partner of German V.  Apollo Management V, L.P. (“Management V”) is the manager of each of Communications Investors and AIF V (PLASE), and is a special limited partner of German V and the sole shareholder of Apollo German GP.  Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V (PLASE) and a special limited partner of German V.  AIF V Management LLC (“AIF V Management”) is the general partner of Management V.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF V Management.  Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP.  Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings.  Apollo Capital Management V, Inc. (“Capital Management V”) is the general partner of Advisors V.  Apollo Principal Holdings I, L.P. (“Apollo Principal”) is the sole stockholder of Capital Management V.  Apollo Principal Holdings I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal.  Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Holdings GP and Apollo Principal GP.  Each of Communications Investors, PLASE, AIF V (PLASE), German V, Management V, AIF V Management, Advisors V, Capital Management V, Apollo German GP, Apollo Management, Management GP, Management Holdings, Holdings GP, Apollo Principal, Apollo Principal GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares of common stock of the Issuer included in the amount reported herein, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal address of each of Communications Investors, PLASE, AIF V (PLASE), Advisors V, Capital Management V, Apollo Principal and Apollo Principal GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal address of German V and Apollo German GP is Eschenheimer Anlage 1, 60316 Frankfurt, Germany.  The principal address of each of Management V, AIF V Management, Apollo Management, Management GP, Management Holdings and Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.  The address of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, New York, NY 10019.